Filed pursuant to Rule 433

Registration Statement No.: 333-209450

THE BANK OF NEW YORK MELLON CORPORATION

$750,000,000 3.250% SENIOR NOTES DUE 2027

May 9, 2017

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES J

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: A1 (STABLE) / A (STABLE) / AA- (STABLE) / AAL (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: MAY 16, 2027

TRADE DATE: MAY 9, 2017

SETTLEMENT DATE: MAY 16, 2017 (T+5) **

REDEMPTION COMMENCEMENT DATE: FEBRUARY 16, 2027

COUPON: 3.250% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH MAY 16 AND NOVEMBER 16, COMMENCING ON NOVEMBER 16, 2017 AND ENDING ON THE MATURITY DATE

REDEMPTION PRICE: 100% OF THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE ISSUER ON OR AFTER THE REDEMPTION COMMENCEMENT DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 10 AND NOT MORE THAN 60 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDER OF THE NOTE.

DAY COUNT CONVENTION: 30/360

PRINCIPAL AMOUNT: $750,000,000

ISSUE PRICE: 99.958% OF PRINCIPAL AMOUNT

NET PROCEEDS (BEFORE EXPENSES) TO ISSUER: $748,560,000

BENCHMARK TREASURY: UST 2.250% DUE FEBRUARY 15, 2027

BENCHMARK TREASURY YIELD: 2.405%

SPREAD TO BENCHMARK TREASURY: +85 BASIS POINTS

RE-OFFER YIELD: 3.255%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406RAD9 / US06406RAD98

BOOKRUNNERS:	BARCLAYS CAPITAL INC.
GOLDMAN SACHS & CO. LLC
MIZUHO SECURITIES USA LLC
MORGAN STANLEY & CO. LLC
BNY MELLON CAPITAL MARKETS, LLC

CO-MANAGERS:	BB&T CAPITAL MARKETS, A DIVISION OF BB&T SECURITIES, LLC
BLAYLOCK VAN, LLC
ICBC STANDARD BANK PLC***
JEFFERIES LLC
NATIXIS SECURITIES AMERICAS LLC
R. SEELAUS & CO., INC.
TD SECURITIES (USA) LLC

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital, Inc. at 1-888-603-5847, Goldman Sachs & Co. LLC at 1-866-471-2526, Mizuho Securities USA LLC at 1-866-271-7403, Morgan Stanley & Co. LLC at 1-866-718-1649 or BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**	The Book-Runners and Co-Managers expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Notes will not be made on a T+3 basis, investors who wish to trade the Notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

***	ICBC Standard Bank Plc may not underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that are offered or sold in the United States. Notwithstanding anything to the contrary in the prospectus or the prospectus supplement, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that may be offered or sold by other agents in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.